  As filed with the Securities and Exchange Commission on March 14, 2000
                                                      Registration No. 333-95559

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                ----------------

                              AMENDMENT NO. 3
                                       To
                                    FORM S-1
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                                ----------------

                           RELEASENOW.COM CORPORATION
             (Exact name of Registrant as Specified in its Charter)

                                ----------------

        Delaware                      7373                     13-3763161
                               (Primary standard            (I.R.S. Employer
    (State or other                industrial             Identification No.)
      jurisdiction            classification code
  of incorporation or               number)
     organization)

                             990 Commercial Street
                              San Carlos, CA 94070
                                 (650) 622-1000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ----------------

                               MICHAEL J. MAULICK
                     President and Chief Executive Officer
                           RELEASENOW.COM CORPORATION
                             990 Commercial Street
                              San Carlos, CA 94070
                                 (650) 622-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------

                  Please send copies of all communications to:

      WARREN T. LAZAROW, ESQ.                      JORGE DEL CALVO, ESQ.
      VALERIE L. RUSSELL, ESQ.                     STANTON D. WONG, ESQ.
       COLBY R. GARTIN, ESQ.                    GABRIELLA A. LOMBARDI, ESQ.
  Brobeck, Phleger & Harrison LLP                   MARY A. HELVEY, ESQ.
       Two Embarcadero Place                   Pillsbury Madison & Sutro LLP
           2200 Geng Road                           2550 Hanover Street
        Palo Alto, CA 94303                         Palo Alto, CA 94304
           (650) 424-0160                              (650) 233-4500

                                ----------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                                ----------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             EXPLANATORY NOTE

   The purpose of this Amendment No. 3 to the Registration Statement is solely to file certain exhibits to the Registration Statement, as set forth below in
Item 16(a) of Part II.

                                    PART II

                     Information not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and The Nasdaq National Market listing fee.

                                                                       Amount
                                                                     To Be Paid
                                                                     ----------
   SEC registration fee............................................. $   15,788
   NASD filing fee..................................................      5,500
   Nasdaq National Market listing application fee...................     17,500
   Printing and shipping fees.......................................    250,000
   Legal fees and expenses..........................................    750,000
   Accounting fees and expenses.....................................    500,000
   Blue Sky qualification fees and expenses.........................     15,000
   Transfer agent and registrar fees................................     20,000
   Miscellaneous fees...............................................     76,212
                                                                     ----------
     Total.......................................................... $1,400,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Article VII, Section 6, of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company or its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Registrant intends to purchase and maintain directors and officers liabilities insurance. Reference is made to Section of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

   Since February 29, 1997, Registrant has issued and sold the following securities:

   1. Since February 28, 1997, Registrant has issued and sold 576,842 shares of common stock to directors, employees and consultants at prices ranging from $0.14 to $3.50 per share, upon exercise of stock options and stock purchase rights pursuant to the Registrant's 1996 Stock Plans for an aggregate purchase price upon exercise of $619,578.14.

   2. From July 25, 1997 through August 4, 1997, Registrant issued and sold an aggregate of 1,472,227 shares of Series C preferred stock to investors affiliated with Star Ventures, Draper Fisher Associates and Sevin Rosen funds and to Graystone Venture Direct Equity, L.P. at $3.736 per share, for an aggregate purchase price of $5,500,240.07.

   3. On July 10, 1997, Registrant issued a warrant to purchase 6,692 shares of Series C preferred stock to Imperial Bank at $3.736 per share for an aggregate purchase price upon exercise of $25,001.31.

   4. Since December 17, 1998, Registrant has issued and sold 1,521,218 shares of common stock to directors, employees and consultants at prices ranging from $3.50 to $10.80 per share, upon exercise of stock options and stock purchase rights pursuant to the Registrant's 1998 Stock Plans for an aggregate purchase price upon exercise of $8,377,027.00.

   5. On June 23, 1998, Registrant issued and sold an aggregate of 1,391,120 shares of Series D preferred stock to investors affiliated with Star Ventures, Draper Fisher Associates and Sevin Rosen funds and to Graystone Venture Direct Equity, L.P. and Excelsior Private Equity Fund II, Inc. at $6.98 per share, for an aggregate purchase price of $9,710,017.60.

   6. On April 16, 1999, Registrant issued a warrant to purchase 6,142 shares of Series D preferred stock to Comdisco, Inc. at $7.49 per share for an aggregate purchase price upon exercise of $46,003.58.

   7. On May 18, 1999, Registrant issued in exchange for all capital stock of Client Server Designs, Inc., a California corporation, an aggregate of 150,000 shares of common stock to the acquired company's stockholders in connection with the merger of Client Server Designs, Inc. with and into Registrant.

   8. On May 24, 1999, Registrant issued and sold an aggregate of 1,499,997 shares of Series E preferred stock to investors affiliated with Star Ventures, Draper Fisher Associates, Jon Gruber, Wheatley Partners and Sevin Rosen funds and to Graystone Venture Direct Equity, L.P., Seligman Communications and Information Fund, Inc., Admirals, L.P., Excelsior Private Equity Fund II, Inc., Seth I. Merrin and Anne E. Heyman, the Merrin Limited Partnership, Michael Maulick, Carolyn Rogers, Lagunitas Partners, L.P., J. Patterson McBaine, Eric Swergold and Isabelle Rogers Stepien at $8.00 per share for an aggregate purchase price of $11,999,976.

   9. On September 9, 1999, Registrant issued a warrant to purchase 4,313 shares of Series F preferred stock to Comdisco, Inc. at $8.00 per share for an aggregate purchase price upon exercise of $34,504.

   10. On December 30, 1999, and January 19, 2000 Registrant issued and sold an aggregate of 2,024,999 shares of Series F preferred stock to investors affiliated with Star Ventures, Draper Fisher Associates, Diserio Partners, Jon Gruber, Wheatley Partners and Sevin Rosen funds, to Graystone Venture Direct Equity, L.P., Seligman Communications and Information Fund, Inc., Excelsior Private Equity Fund II, Inc., a trust controlled by Michael O. Maulick, Lagunitas Partners, L.P., J. Patterson McBaine, Eric Swergold, Scott F. Wilson, Milbank Wilson Capital Partners, the Harris Family 1998 Trust, Westport Asset Fund Inc., Harron Capital RN Investment, LP, Silicon Valley Bancshares, the ESOR & CO c/o Associated Trust Company, N.A., Wyon F. Wiegratz as a custodian, Mark & Jeannette Harris, Dan Case and Dan Ho and to Brobeck, Phleger & Harrison LLP and its employees at $10.00 per share for an aggregate purchase price of $20,249,990.

   11. On January 26, 2000, Registrant issued 94,540 shares of common stock to Jeffrey Mendelson in settlement of a legal claim.

   12. On February 18, 2000, Registrant issued in exchange for the assets of Get Software.com, a California partnership, an aggregate of 174,321 shares of common stock to the partners of Get Software.

   The sales of the above securities referenced in numbers 2, 3 and 5 through 12 were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act. The sales of the above securities referenced in numbers 1 and 4 were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or transactions pursuant to compensation benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

 (a) Exhibits

 Exhibit No.                             Description
 -----------                             -----------
    1.1*     Form of Underwriting Agreement.
    3.1**    Restated Certificate of Incorporation of Registrant.
    3.2**    Bylaws of Registrant.
    4.1      Form of Registrant's Common Stock Certificate.
    4.2      Amended and Restated Investors' Rights Agreement dated December
             30, 1999.
    4.3**    Warrant to Purchase 21,000 shares of Series A preferred stock dated as of July 31, 1996 granted by Registrant to Venture Lending
             & Leasing Inc. at an exercise price of $1.00.
    4.4**    Warrant to Purchase 35,000 shares of Series B preferred stock dated as of July 31, 1996 granted by Registrant to Venture Lending
             & Leasing Inc. at an exercise price of $1.40.
    4.5**    Warrant to Purchase 6,692 shares of Series C preferred stock dated as of July 10, 1997 granted by Registrant to Imperial Bank at an exercise price of $3.736.
    4.6**    Warrant to Purchase 6,142 shares of Series D preferred stock dated as of April 16, 1999 granted by Registrant to Comdisco, Inc. at an exercise price of $7.49.
    4.7**    Warrant to Purchase 4,313 shares of Series F preferred stock dated as of September 9, 1999 granted by Registrant to Comdisco, Inc. at an exercise price of $8.00.
    5.1**    Opinion of Brobeck, Phleger & Harrison LLP regarding legality of the securities being issued.
   10.1**    Form of Indemnification Agreement entered into by and between
             Registrant and its directors and officers.
   10.2**    1996 Stock Plan and related agreements, as amended.
   10.3**    1998 Stock Option/Stock Issuance Plan, as amended, and related agreements.
   10.4**    2000 Stock Incentive Plan and related agreements.
   10.5**    2000 Employee Stock Purchase Plan and related agreements.
   10.6**    Standard Industrial/Commercial Multi-Tenant Lease dated as of
             August 10, 1998 by and between W.F. Batton Company, Inc. and
             Registrant, as amended.
   10.7+**   Electronic Software Distribution Agreement dated as of June 28,
             1999 by and between Macromedia, Inc. and Registrant, as amended.
   10.8**    Loan Agreement dated June 26, 1996 as amended, by and between
             Venture Lending & Leasing, Inc. and Registrant.
   10.9**    Master Lease Agreement and Addendum dated April 16, 1999 by and between Comdisco, Inc. and Registrant.

 Exhibit No.                             Description
 -----------                             -----------
   10.10**   Letter Agreement dated November 10, 1999 by and between Carolyn A.
             Rogers and Registrant, Stock Purchase Agreement and promissory note secured by Stock Pledge Agreement.
   10.11**   Employment Letter Agreement dated September 29, 1998 by and between Eric J. Holstege and Registrant.
   10.12**   Employment Letter Agreement dated June 9, 1999 by and between
             Frank D. Maylett and Registrant.
   10.13**   Employment Letter Agreement dated May 20, 1999 by and between
             Michael J. Maulick and Registrant.
   10.14**   Employment Letter Agreement dated December 7, 1998 by and between
             Joan P. Walsh and Registrant.
   10.15**   Employment Letter Agreement dated February 17, 1999 by and between
             David A. Roman and Registrant.
   10.16**   Form of Stock Purchase Agreement, Promissory Note and Stock Pledge
             Agreement by and between Registrant and Messrs. Holstege, Maulick,
             Roman and Ms. Walsh.
   10.17+    Electronic Software Distribution Agreement by and between Network
             ICE and Registrant.
   21.1**    Subsidiaries of Registrant.
   23.1**    Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit
             5.1).
   23.2**    Consent of PricewaterhouseCoopers, LLP, Independent Accountants.
   24.1**    Power of Attorney (see page II-6 of the Registration Statement).
   27.1**    Financial Data Schedule.

--------
*  To be filed by amendment.
** Previously filed.
+ Confidential treatment will be requested for certain portions which have been blacked out in the copy of the exhibit to be filed with the Securities and Exchange Commission. The omitted information will be filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.

 (b) Financial Statement Schedule

   Schedule II--Valuation and Qualifying Accounts........................... S-2

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Registrant's Restated Certificate of Incorporation, the Registrant's Bylaws, the Registrant's indemnification agreements or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on this 14th day of March, 2000.

                                          ReleaseNow.Com Corporation

                                                    /s/ Joan P. Walsh
                                          By: _________________________________
                                                       Joan P. Walsh
                                             Vice President, Finance and Chief
                                                     Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Chief Executive Officer,     March 14, 2000
______________________________________  President and Director
         (Michael J. Maulick)           (Principal Executive
                                        Officer)

          /s/ Joan P. Walsh            Vice President, Finance      March 14, 2000
______________________________________  and Chief Financial
           (Joan P. Walsh)              Officer (Principal
                                        Financial and Accounting
                                        Officer)

                  *                    Director                     March 14, 2000
______________________________________
          (Clydene Bultman)

                  *                    Director                     March 14, 2000
______________________________________
           (David Shrigley)

                  *                    Director                     March 14, 2000
______________________________________
        (Steven T. Jurvetson)

                  *                    Director                     March 14, 2000
______________________________________
             (Asad Jamal)

                  *                    Director                     March 14, 2000
______________________________________
          (Douglas Lindgren)

                  *                    Chairman of the Board        March 14, 2000
______________________________________
         (Carolyn A. Rogers)

     /s/ Joan P. Walsh
By: ___________________________
         Joan P. Walsh
       Attorney-in-Fact

* Signing under the Authority of a Power of Attorney previously filed with the Securities and Exchange Commission.

                                 EXHIBIT INDEX

 Exhibit No.                             Description
 -----------                             -----------
   1.1*      Form of Underwriting Agreement.

   3.1**     Restated Certificate of Incorporation of Registrant.

   3.2**     Bylaws of Registrant.

   4.1       Form of Registrant's Common Stock Certificate.

   4.2       Amended and Restated Investors' Rights Agreement dated December
             30, 1999.

   4.3** Warrant to Purchase 21,000 shares of Series A preferred stock dated as of July 31, 1996 granted by Registrant to Venture Lending
             & Leasing Inc. with an exercise price of $1.00.

   4.4** Warrant to Purchase 35,000 shares of Series B preferred stock dated as of July 31, 1996 granted by Registrant to Venture Lending
             & Leasing Inc. with an exercise price of $1.40.

   4.5** Warrant to Purchase 6,692 shares of Series C preferred stock dated as of July 10, 1997 granted by Registrant to Imperial Bank with an exercise price of $3.736.

   4.6** Warrant to Purchase 6,142 shares of Series D preferred stock dated as of April 16, 1999 granted by Registrant to Comdisco, Inc. with an exercise price of $7.49.

   4.7** Warrant to Purchase 4,313 shares of Series F preferred stock dated as of September 9, 1999 granted by Registrant to Comdisco, Inc.
             with an exercise price of $8.00.

   5.1** Opinion of Brobeck, Phleger & Harrison LLP regarding legality of the securities being issued.

  10.1** Form of Indemnification Agreement entered into by and between Registrant and each of its directors and executive officers.

  10.2**     1996 Stock Plan and related agreements, as amended.

  10.3** 1998 Stock Option/Stock Issuance Plan, as amended, and related agreements.

  10.4**     2000 Stock Incentive Plan and related agreements.

  10.5**     2000 Employee Stock Purchase Plan and related agreements.

  10.6**     Standard Industrial/Commercial Multi-Tenant Lease dated as of
             August 10, 1998 by and between W.F. Batton Company, Inc. and
             Registrant, as amended.

  10.7+**    Electronic Software Distribution Agreement dated as of June 28,
             1999 by and between Macromedia, Inc. and Registrant, as amended.

  10.8** Loan Agreement, dated June 26, 1996 as amended, by and between Venture Lending and Leasing, Inc. and Registrant.

  10.9** Master Lease Agreement and Addendum dated April 16, 1999 by and between Comdisco, Inc. and Registrant.

  10.10**    Letter Agreement dated November 10, 1998 by and between Carolyn A.
             Rogers and Registrant, Stock Purchase Agreement and promissory note secured by Stock Pledge Agreement.

  10.11** Employment Letter Agreement dated September 29, 1998 by and between Eric J. Holstege and Registrant.

  10.12**    Employment Letter Agreement dated June 9, 1999 by and between
             Frank D. Maylett and Registrant.

  10.13**    Employment Letter Agreement dated May 21, 1999 by and between
             Michael J. Maulick and Registrant.

  10.14**    Employment Letter Agreement dated December 7, 1998 by and between
             Joan P. Walsh and Registrant.

 Exhibit No.                             Description
 -----------                             -----------
  10.15**    Employment Letter Agreement dated February 17, 1999 by and between
             David A. Roman and Registrant.

  10.16**    Form of Stock Purchase Agreement, Promissory Note and Stock Pledge
             Agreement by and between Registrant and Messrs. Holstege, Maulick,
             Roman and Ms. Walsh.

  10.17+     Electronic Software Distribution Agreement by and between Network
             ICE and Registrant.

  21.1**     Subsidiaries of Registrant.

  23.1**     Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit
             5.1).

  23.2**     Consent of PricewaterhouseCoopers, LLP, Independent Accountants.

  24.1**     Power of Attorney (see page II-6 of the Registration Statement).

  27.1**     Financial Data Schedule.

--------
* To be filed by amendment.
** Previously filed.
+ Confidential treatment will be requested for certain portions which have been blacked out in the copy of the exhibit to be filed with the Securities and Exchange Commission. The omitted information will be filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.